UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.               )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

PREMIER EXHIBITIONS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PREMIER EXHIBITIONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 29, 2013

The annual meeting of shareholders of Premier Exhibitions, Inc. will be held at the Courtyard by Marriott – Buckhead, 3332 Peachtree Road, N.E., Atlanta, GA 30326 on August 29, 2013 at 8:00 a.m., local time, for the following purposes, which are more fully described in the accompanying proxy statement:

1.
to elect as directors the seven nominees named in the proxy statement and recommended by our Board of Directors to serve until the 2014 annual meeting of shareholders and until the subsequent election and qualification of their respective successors;

2.	to ratify the selection of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2014;

3.	to approve, by non-binding vote, our executive compensation;

4.	to recommend, by non-binding vote, the frequency of executive compensation votes; and

5.	to transact such other business as may properly come before the annual meeting or at any adjournments thereof.

The Board of Directors has fixed the close of business on June 21, 2013, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournments thereof.

By Order of the Board of Directors,

/s/ Samuel S. Weiser

Samuel S. Weiser
President and Chief Executive Officer

Atlanta, Georgia
June 28, 2013

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Shareholders to Be Held on August 29, 2013:    This proxy statement, the accompanying form of proxy card and our annual report for the fiscal year ended February 28, 2013 (the “Annual Report”) are available at www.proxyvote.com, which does not have “cookies” that identify visitors to that site.  In addition, this proxy statement and our annual report are available on our website at www.prxi.com.  Under rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

PREMIER EXHIBITIONS, INC.

PROXY STATEMENT

2013 ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Premier Exhibitions, Inc. (“we”, “us”, the “Company” or “Premier”), a Florida corporation, for use at the 2013 Annual Meeting of Shareholders to be held on August 29, 2013 at 8:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders.

Location of Annual Meeting

The Annual Meeting will be held at the Courtyard by Marriott – Buckhead, 3332 Peachtree Road, N.E., Atlanta, GA 30326 on August 29, 2013 at 8:00 a.m., local time.

Principal Executive Offices

Our principal executive offices are located at 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326, and our telephone number is (404) 842-2600.

Mailing Date

The definitive proxy solicitation materials are first being mailed by us on or about July 1, 2013 to all shareholders entitled to vote at the annual meeting.

Availability of Proxy Materials on the Internet

Under rules issued by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including the proxy card, and by notifying you of the availability of our proxy materials on the Internet.  This proxy statement, the accompanying form of proxy card and our Annual Report are available on our website at www.prxi.com.

Record Date and Our Common Stock

Shareholders of record at the close of business on June 21, 2013, the record date for the annual meeting, are entitled to notice of, and to vote, at the annual meeting. We have one class of shares outstanding, designated common stock, $0.0001 par value per share. Shares of our common stock are traded on the NASDAQ Global Market under the symbol “PRXI.”  As of the record date, 49,340,311 shares of our common stock were issued and outstanding.

Of these shares, 16,328,976 shares were issued to Sellers Capital, LLC, and SAF Capital Fund, LLC, pursuant to a financing transaction approved by shareholders at the 2009 annual meeting and have limited voting rights.  Pursuant to a Convertible Note Purchase Agreement entered into between the Company and the holders of this common stock, such shares may not be voted unless another party acquires 10% of the common stock of the Company, the Company proposes a business combination transaction with a party other than Sellers Capital, LLC or SAF Capital Fund, LLC, or a matter is submitted for the vote of the Company’s shareholders that requires the affirmative vote of more than 50% of the common stock outstanding.

Solicitation of Proxies

We are making this solicitation of proxies, and we will bear the expense of preparing, printing, mailing and otherwise distributing this proxy statement. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited on our behalf, in person or by mail, telephone, facsimile, or other electronic means, by our directors, officers and regular employees, without additional compensation.  We also expect to use the services of Alliance Advisors, LLC, to assist in the solicitation of proxies, at an estimated cost of $7,000 plus reasonable out-of-pocket expenses.

Revocability of Proxies

You may revoke any proxy given pursuant to this solicitation, at any time before it is voted, by either:

•	delivering a written notice of revocation or a duly executed proxy bearing a later date; or
•	attending the annual meeting and voting in person.

Please note, however, that if the record holder of your shares is a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a letter from the broker, bank or other nominee confirming both (i) your beneficial ownership of the shares; and (ii) that the broker, bank or other nominee is not voting the shares at the meeting.

Proxy Cards and Voting

Each shareholder is entitled to one vote for each share of common stock held as of the record date.

If we receive the enclosed proxy, properly executed, in time to be voted at the annual meeting, the Board of Directors will vote the shares represented by it in accordance with the instructions marked on the proxy. An executed proxy without instructions marked on it will be voted:

1.	“FOR” each of the seven nominees for election as director;

2.	“FOR” the ratification of the selection of Cherry Bekaert LLP as our independent registered public accounting firm for our fiscal year ending February 28, 2014, referred to as “fiscal year 2014”;

3.	“FOR” the approval, by non-binding vote, of executive compensation; and

4.	“ONE YEAR” on the proposal recommending the frequency of advisory votes on executive compensation.

The shares represented by the enclosed proxy may also be voted by the named proxies for such other business as may properly come before the annual meeting or at any adjournments or postponements of the annual meeting.

Election of Directors

Our Board of Directors, upon recommendation of its Corporate Governance and Nominating Committee, has nominated William M. Adams II, Douglas Banker, Ronald C. Bernard, Stephen W. Palley, Mark A. Sellers, Bruce D. Steinberg and Samuel S. Weiser for election at the annual meeting. If elected, each will serve a one-year term expiring at our 2014 annual meeting of shareholders and until their respective successors are elected and have been qualified or until their earlier resignation, removal or death. Background information about the nominees is provided in Proposal No. 1.

Each of the nominees has consented to serve if elected. If any of them becomes unable or unwilling to serve as a director before the annual meeting, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee. Our Board of Directors alternatively could decide to reduce the size of our board to the extent permitted by our articles of incorporation, by-laws and applicable laws. We presently do not know of any reason why any nominee will be unable or unwilling to serve.

Our Board of Directors recommends that you vote “FOR” the election of these nominees.

Ratification of Our Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected Cherry Bekaert LLP as our independent registered public accounting firm for our fiscal year 2014. The selection will be presented to our shareholders for approval at the annual meeting. Selection of our independent registered accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, we are submitting this matter to our shareholders as a matter of good corporate governance. If our shareholders do not approve on an advisory basis our selection of Cherry Bekaert LLP, then the Audit Committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm. Even if our shareholders ratify the selection, the Audit Committee may, in its discretion, direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

 Our Board of Directors recommends that you vote “FOR” the ratification of the selection of Cherry Bekaert LLP to serve as our independent registered public accounting firm.

Advisory Resolution to Approve Executive Compensation

We are asking our shareholders to approve on an advisory basis our named executive officer compensation.  The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goals of aligning executives’ compensation with overall business strategies, attracting and retaining highly qualified executives and providing incentives that drive shareholder value.

Our Board of Directors recommends that you vote “FOR” the advisory resolution to approve executive compensation.

Recommendation on the Frequency of Executive Compensation Votes

Under the Dodd-Frank Act, the Corporation also is required to seek a non-binding advisory shareholder vote regarding the frequency of submission to shareholders of a "Say-on-Pay" advisory vote such as Item 3. The Dodd-Frank Act specifies that shareholders be given the opportunity to vote on our executive compensation programs either annually, every two years or every three years. Although this vote is advisory and non-binding, our Board of Directors will review voting results and give consideration to the outcome of such voting.

Our Board of Directors recognizes the importance of receiving regular input from our shareholders on important issues such as our compensation programs. The Board of Directors believes that at present it should receive advisory input from our shareholders each year. Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of an annual advisory vote on our compensation programs.

Quorum

A quorum is required for shareholders to conduct business at the annual meeting. The presence, in person or by proxy, of shareholders holding a majority of the shares entitled to vote at the meeting will constitute a quorum.

Vote Required

Directors will be elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election. The affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting and cast on the proposal will be required for approval of the other proposals covered by this proxy statement (without regard to broker non-votes).

The selection of Cherry Bekaert LLP is being presented to our shareholders for ratification. Our Audit Committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm.

Effect of Abstentions

Abstentions (including instructions to withhold authority to vote for one or more director nominees) are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted upon at the annual meeting.

Effect of “Broker Non-Votes”

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. The ratification of the selection of our independent registered public accounting firm (Proposal 2) is considered a routine matter for which brokers and other nominees may vote shares they hold in street name, even in the absence of voting instructions from the beneficial holder.  The election of directors (Proposal 1),  the approval of executive compensation (Proposal 3), and the recommendation on the frequency of executive compensation votes (Proposal 4) are not considered routine matters, and the broker cannot vote the shares on these proposals if it has not received voting instructions from the beneficial owner of the shares.

Cumulative Voting

Our shareholders have no cumulative voting rights in the election of directors.

Dissenters’ Rights

Under Florida law, our shareholders do not have dissenters’ rights with respect to any proposal to be considered at the annual meeting.

Annual Report

We have enclosed with this proxy statement our Annual Report on Form 10-K, excluding exhibits attached to our Form 10-K, for our fiscal year ended February 28, 2013, referred to as “fiscal year 2013.” The report includes our audited financial statements, along with other information about us, which we encourage you to read.

You can obtain, free of charge, an additional copy of our Annual Report by:

•	accessing our website located at www.prxi.com;
•	writing to us at: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326, Attention: Secretary; or
•	telephoning us at (404) 842-2600.

You can also obtain a copy of our Annual Report on Form 10-K for our fiscal year 2013 and the other periodic filings that we make with the SEC from the SEC’s EDGAR database located at www.sec.gov.

PROPOSAL NO. 1

Election of Directors

Nominees Proposed for Election as Directors at the Annual Meeting

At this annual meeting, the terms of all seven members of our Board of Directors will expire. On October 18, 2013, the Board of Directors amended our Bylaws to decrease the number of directors from eight to seven following the resignation of Mark P. McGowan from the Board of Directors.

Seven directors are proposed to be elected at the annual meeting to serve until our 2014 annual meeting of shareholders and until their respective successors are elected and have been qualified or until their earlier resignation, removal or death.

Upon the recommendation of our Corporate Governance and Nominating Committee, the Board of Directors has nominated each of William M. Adams II, Douglas Banker, Ronald C. Bernard, Stephen W. Palley, Mark A. Sellers, Bruce D. Steinberg, and Samuel S.Weiser to serve as our directors.  Each nominee is a  current director standing for re-election.

Any vacancy existing between shareholders’ meetings, including vacancies resulting from an increase in the number of directors or the resignation or removal of a director, may be filled by the Board of Directors. A director elected to fill a vacancy shall hold office until our next annual meeting of shareholders.

The Board of Directors does not contemplate that any of the director nominees will be unable to serve as a director, but if that contingency should occur before the proxies are voted, the persons named in the enclosed proxy reserve the right to vote for such substitute director nominees as they, in their discretion, determine.

Unless authority to vote for one or more of the director nominees is specifically withheld, proxies will be voted “FOR” the election of all seven director nominees.

So that you have information concerning the independence of the process by which our Board of Directors selected the nominees, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or among any of the nominees and any officer and (2) there is no arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

The directors of Premier have diverse backgrounds that provide experience and expertise in a number of areas particularly relevant to the Company.  The Corporate Governance and Nominating Committee considers the particular qualifications and experience of directors standing for re-election and potential nominees for election and strives to nominate a Board that has expertise in a number of areas critical to the Company.  The particular qualifications of the directors nominated for election in this proxy statement are noted below their biographies.

Name and Background	Director Since

William M. Adams, age 42, has served as one of our directors since January 2009.  Mr. Adams has been a Partner with Alpine Investors, LP since September 2001. Alpine Investors, LP is a private equity investor in small cap companies, focused on firms with less than $100 million of revenue. The firm manages approximately $500 million across four funds. Mr. Adams manages his firm’s portfolio of operating companies, working with them to develop winning teams and create and implement effective growth strategies.  Mr. Adams held early career roles in marketing and sales at The Clorox Company and as a strategic consultant at The Mitchell Madison Group, a global strategic consulting practice. Mr. Adams serves on the Boards of Directors of several private companies in which Alpine Investors is an owner. He received a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University and a Bachelor of Arts from Colgate University.
2009
The Board believes that Mr. Adams’ experience with small cap companies qualifies him to serve as a member of the Board of Directors.

Name and Background	Director Since
Douglas Banker, age 61, has served as one of our directors since August 2000. Mr. Banker’s more than 35 years of experience in the entertainment industry includes major market concert production and promotions; providing management services to musicians and recording artists; marketing, merchandising, licensing, and sales of music media products; as well as the development and management of international concert tours. Mr. Banker is currently Vice President of McGhee Entertainment, a successful artist management company with offices in Los Angeles and Nashville. Mr. Banker also served as President of the Board of the Motor City Music Foundation in Detroit, Michigan from 1996 to 2000.
2000
The Board believes that Mr. Banker’s entertainment and marketing experience and his experience in international markets makes him well suited to service on the Board of Directors of the Company.
Ronald C. Bernard, age 70, has served as one of our directors since September 2009. Mr. Bernard has been President of LWB Media Consulting, a company that provides consulting to private equity firms investing in media-related companies, since 2004, and a Managing Director and Senior Advisor of Alvarez and Marsal, a professional services firm specializing in turnarounds, since September 2009.  Prior to that time Mr. Bernard served as Chief Executive Officer of Sekani, Inc., a privately held media licensing and digital media asset management company from 2000 to 2003, and as President of NFL Enterprises from 1994 to 2000, where he focused on the National Football League’s media businesses and international operations.  From 1987 to 1993 Mr. Bernard served as President of Viacom Network Enterprises and from 1980 to 1987 he served as an Executive Vice President and Chief Financial Officer of Showtime Entertainment Networks, Inc.  He also previously served as a director of Atari, Inc.  Mr. Bernard received a Master of Business Administration from Columbia University and a Bachelor of Arts from Syracuse University.  Mr. Bernard is also a Certified Public Accountant.
2009
The Board believes that Mr. Bernard’s international media experience and his experience as a Certified Public Accountant make him qualified to serve as a director of the Company.
Stephen W. Palley, age 68, has served as one of our directors since September 2009.   Mr. Palley has been a consultant with Forefront Capital since October 2012 and from 2010 through 2012 was a consultant to Consensus Securities, LLC, a broker dealer, where he engaged in investment banking services. From 2005 to March 2010, he served as an Executive Director of Pali Capital, an investment bank in New York.  Prior to that time, Mr. Palley served as a consultant to LLJ Capital, L.L.C., providing financial advisory services, principally to distressed companies in the telecom and media industries.  From 1999 to 2002 Mr. Palley served as President and Chief Executive Officer of Source Media, Inc., and from 1997 to 1999 as a consultant to media companies through PSW Enterprises.  From 1986 through 1996 Mr. Palley served as Executive Vice President and Chief Operating Officer of King World Productions, Inc., where he negotiated the syndication of successful entertainment properties, including the Oprah Winfrey Show.  Mr. Palley also served as General Counsel of King World, and prior thereto practiced media and entertainment law with Berger & Steingut and Hardee Barovick Konecky & Braun.  Mr. Palley received a Juris Doctor from Columbia University School of Law and a Bachelor of Arts from American University’s School of Government and Public Administration.  Mr. Palley previously served as a director of The Roo Group.
2009
The Board believes that Mr. Palley is qualified to serve as a director due to his experience leading and advising media companies.
Mark A. Sellers, age 44, has served as Chairman of the Board since January 2009 and as one of our directors since July 2008. Mr. Sellers has been the founder and managing member of Sellers Capital LLC, an investment management firm, since 2003. Sellers Capital LLC manages Sellers Capital Master Fund, Ltd., a hedge fund that is our largest shareholder. Prior to founding Sellers Capital LLC, Mr. Sellers was the Lead Equity Strategist for Morningstar, Inc., a provider of investment research.	2008

The Board believes Mr. Sellers is qualified to serve as a director of the Company due to his extensive financial and investment experience. In addition, Mr. Sellers’ role as managing member of the Company’s largest shareholder provides a valuable shareholder perspective to the Board.

Name and Background	Director Since
Bruce Steinberg, age 56, has served as one of our directors since January 2009.  Mr. Steinberg has over 25 years of media industry experience. Since 2011 Mr. Steinberg has been the founding Principal of Dendy Partners Limited, a venture capital company investing in early stage digital media and technology companies.  Mr. Steinberg was previously Executive Chairman of the Wananchi Programming division of the Wananchi Group, a media company offering broadband, pay-tv and VoIP telephony in East Africa.  Prior thereto, he was the Chief Executive Officer of HIT Entertainment Limited, which creates   internationally renowned children's properties; Chief Executive Officer of Fox Kids Europe N.V.; General Manager of Broadcasting at BSkyB and Chief Executive Officer of UK Gold and UK Living TV.  He began his career at MTV Networks, where he held various positions in New York and Europe.  He is currently a director of Arts Alliance Media, Europe’s leading provider of digital cinema technology, and a Board member of JDRF UK, a charitable organization dedicated to finding the cure for Type 1 diabetes.  Mr. Steinberg received a MBA from Harvard Business School, a MA (Cantab) from Cambridge University and a BA from Columbia University.

2009
The Board believes that Mr. Steinberg is qualified to serve as a director of the Company due to his executive level experience with entertainment and media companies and his international experience with media companies.

Samuel S. Weiser, age 53, is currently the President and Chief Executive Officer of Premier Exhibitions, Inc.  Mr. Weiser is also the owner of Foxdale Management, LLC, a consulting firm founded by Mr. Weiser that provides operational consulting to asset management firms and litigation support services in securities related disputes.  Mr. Weiser served as Interim Chief Financial Officer of the Company from May 2011 until June 27, 2011, and served as Interim President and Chief Executive Officer from November 28, 2011 to June 29, 2012.  From February through October 2009 and from July 2010 through April 2011, Mr. Weiser provided consulting services to us through a consulting agreement.  He was the Chief Operating Officer of Sellers Capital LLC, an investment management firm, where he was responsible for all non-investment activities, from 2007 to 2010. Mr. Weiser remains a member of Sellers Capital LLC. Mr. Weiser is also an indirect investor in Sellers Capital Master Fund, Ltd., an investment fund managed by Sellers Capital LLC and Premier’s largest shareholder. From April 2005 to 2007, he was a Managing Director responsible for the Hedge Fund Consulting Group within Citigroup Inc.’s Global Prime Brokerage division.  Mr. Weiser also served as Chairman of the Managed Funds Association, a lobbying organization for the hedge fund industry, from 2001 to 2003. Mr. Weiser is also a former partner in Ernst & Young. Mr. Weiser also serves as a director of Paragon Technologies, Inc.  He received a Bachelor of Arts in Economics from Colby College and a Master of Science in Accounting from George Washington University.

The Board believes that Mr. Weiser’s service as our Chief Executive Officer and extensive financial and operational consulting experience makes him qualified to serve as a  member of the Board of Directors.
2009

In addition to the specific qualifications noted above, the Corporate Governance and Nominating Committee considers a number of other factors in choosing director nominees, including Board dynamics, reputation of potential nominees, recommendations of other directors and of shareholders, and how the nominee will contribute to the diversity of the Board.  The Corporate Governance and Nominating Committee views diversity broadly, seeking to nominate individuals from varied backgrounds, perspectives and experiences.  The Corporate Governance and Nominating Committee does not have a specific written policy on the diversity of the Board of Directors at this time.

Required Vote for Approval

Directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election.

Recommendation of Our Board of Directors

Our Board of Directors recommends that shareholders vote “for” the election to the Board of each of the above nominees.

PROPOSAL NO. 2

Ratification of Selection of
Our Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected Cherry Bekaert LLP as our independent registered public accounting firm for our fiscal year 2014. We will present this selection to our shareholders for approval at the annual meeting. Selection of our independent registered accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, we are submitting this matter to our shareholders as a matter of good corporate governance. If our shareholders do not approve on an advisory basis our selection of Cherry Bekaert LLP, then the Audit Committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm. Even if our shareholders ratify the selection, the Audit Committee may, at its discretion, direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Cherry Bekaert Holland, LLP to serve as our independent registered public accounting firm. Unless otherwise instructed in the proxy, the persons named in the enclosed proxy will vote the proxies “FOR”  this proposal.

Fees Paid to Cherry, Bekaert & Holland, L.L.P.

We incurred the following fees to Cherry, Bekaert & Holland, L.L.P. for fiscal year 2012 and 2013:

	Fiscal Year 2012	Fiscal Year 2013
Audit fees	$257,628	$240,046
Audit-related fee	24,539	170,894
Tax fees	---	---
All other fees	---	---
Total	$282,167	$410,940

Audit fees for fiscal year 2012 and 2013 included fees associated with audits of our financial statements and reviews of our financial statements included in our quarterly reports on Form 10-Q. Audit related fees for fiscal year 2012 include fees associated with a registration statement on Form S-3 and audit related purchase accounting assistance.  Audit related fees for fiscal year 2013 include fees associated with audit related purchase accounting assistance and the audit of an acquired business.  We did not pay any other fees to our independent registered public accounting firm for fiscal year 2012 or fiscal year 2013.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

The engagement of our independent registered public accounting firm for any non-audit accounting and tax services to be performed for us is limited to those circumstances where these services are considered integral to the audit services that it provides or in which there is another compelling rationale for using its services.  Cherry Bekaert LLP was engaged to perform only audit and audit-related services in fiscal year 2013.  Pursuant to the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, the Audit Committee is responsible for the engagement of our independent registered public accounting firm and for pre-approving all audit and non-audit services provided by our independent registered public accounting firm that are not prohibited by law.

The Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee, subject to reporting any such approvals at the next Audit Committee meeting. The Audit Committee monitors the services rendered and actual fees paid to our independent registered public accounting firm quarterly to ensure such services are within the scope of approval.

Our Audit Committee has pre-approved all services performed by our independent registered public accounting firm in fiscal year 2013.  The pre-approval requirements are not applicable with respect to the provision of de minimis non-audit services that are approved in accordance with the Securities Exchange Act of 1934, as amended, and our Audit Committee’s charter.

Representatives of Cherry Bekaert LLP are expected to be present at the 2013 Annual Meeting of Shareholders, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

Required Vote for Approval

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting and cast on the proposal.  Selection of our independent registered accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, we are submitting this matter to our shareholders as a matter of good corporate governance. If our shareholders do not approve on an advisory basis our selection of Cherry Bekaert LLP, then the Audit Committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm.

Recommendation of Our Board of Directors

Our Board of Directors recommends that you vote in favor of the ratification of the selection of Cherry Bekaert LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of Mr. Bernard (chairman), Mr. Adams and Mr. Palley, each of whom is independent in accordance with the listing standards of the NASDAQ Global Market. The Audit Committee met five times in fiscal year 2013.  The duties and responsibilities of the Audit Committee are set forth in the Audit Committee’s charter, as adopted by the Board of Directors in April 2006.

The Audit Committee oversees the financial reporting process for the Company on behalf of the Board of Directors, and has other duties and functions as described in its charter.

Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

The Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for fiscal year 2013 with management and the independent registered public accounting firm;
•
discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted, amended, modified or supplemented by the Public Company Accounting Oversight Board; and

•
received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm such firm’s independence.

When evaluating Cherry Bekaert’s independence, the Audit Committee discussed with Cherry Bekaert any relationships that may impact such firm’s objectivity and independence. The Audit Committee has also considered whether the provision of non-audit services by Cherry Bekaert  is compatible with maintaining such firm’s independence, and has satisfied itself with respect to Cherry Bekaert’s independence from the Company and its management.  Cherry Bekaert  provided only audit and audit-related services to the Company in fiscal year 2013.

The Audit Committee discussed with the Company’s accounting personnel performing internal audit functions and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the accounting personnel performing internal audit functions and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2013 for filing with the Securities and Exchange Commission. The Audit Committee has also selected the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2014, and has submitted such selection for ratification by the Company’s shareholders at the annual meeting.

Audit Committee:

Ronald C. Bernard, Chairman
William M. Adams
Stephen W. Palley

PROPOSAL NO. 3

Advisory Vote to Approve Executive Compensation

We are requesting that our shareholders approve, by advisory vote, the compensation of our Named Executive Officers, as such compensation is reflected in our Executive Compensation discussion beginning on page 18 and our Executive Compensation Tables beginning on page 19. This “Say-on-Pay” vote is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). While the Say-on-Pay vote is advisory, and therefore not binding on the Board, the Compensation Committee will consider the results of any significant vote against the compensation of the Named Executive Officers and determine whether any actions are necessary or advisable to address the concerns expressed by shareholders.

 Our executive compensation program has been designed by our Compensation Committee. The executive compensation program is designed to align executives’ compensation with our overall business strategies, attract and retain highly qualified executives, and provide incentives that drive shareholder value. The Compensation Committee approved a mix of salary and cash and equity incentive compensation that it believes best serves the interests of the Company and its shareholders in achieving those objectives.

 The compensation of our Named Executive Officers in fiscal 2013 consisted primarily of the following components, all as described more fully in the Executive Compensation section beginning on page 18:

•	Base Salary.
•	Annual Bonus: The annual bonuses paid under the Annual Incentive Plan and individual executive employment agreements are based on performance against financial and operational metrics.
•
Equity Incentive Plan Awards: The Company’s long-term equity incentive awards under the 2009 Equity Incentive Plan target longer-term achievement of Corporate objectives and are designed to create an ownership culture among the executives of the Company. Grants under the 2009 Equity Incentive Plan include stock options, time-based restricted stock units, and stock appreciation rights.

The Board of Directors and its Compensation Committee believe the program for compensation of the Named Executive Officers is appropriately designed to support the Company’s goals and has an appropriate mix of cash and equity and an appropriate balance between short-term and long-term compensation. Accordingly, the Board of Directors recommends that shareholders approve the program by approving the following advisory resolution:

RESOLVED, that the shareholders of Premier Exhibitions, Inc. approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the narrative descriptions of the compensation program, the fiscal 2013 Summary Compensation Table and the other related tables and disclosures.

The Board of Directors unanimously recommends a vote FOR the resolution approving the compensation of the Company’s Named Executive Officers.

 Vote Required to Approve Resolution:   Under Florida law and under our Articles of Incorporation, actions such as the resolution on executive compensation are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted are not “cast” for this purpose. You should note that brokers do not have the authority to vote their customers’ shares on this matter if they do not receive instructions as to how to vote on this item.

PROPOSAL NO. 4

Advisory Vote on Frequency of  Executive Compensation Vote

Under the Dodd-Frank Act, the Company also is required to seek a non-binding advisory shareholders vote regarding the frequency of submission to shareholder of a "Say-on-Pay" advisory vote such as Proposal No. 3. The Dodd-Frank Act specifies that shareholders be given the opportunity to vote on our executive compensation programs either annually, every two years or every three years. Although this vote is advisory and non-binding, our Board of Directors will review voting results and give consideration to the outcome of such voting.

Our Board of Directors recognizes the importance of receiving regular input from our shareholders on important issues such as our compensation programs. The Board of Directors believes that at present it should receive advisory input from our stockholders each year. Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of an annual advisory vote on our compensation programs.

The Board of Directors asks you to consider the following proposal:

Shareholders should vote on the Company's executive compensation programs every:

A)	one year;

B)	two years; or

C)	three years.

Vote Required

The frequency of the advisory vote on compensation of our named executive officers receiving the greatest number of votes cast — every year, every two years or every three years — will be the frequency that shareholders approve. Abstentions or shares that are not voted are not “cast” for this purpose. You should note that brokers do not have the authority to vote their customers’ shares on this matter if they do not receive instructions as to how to vote on this item.

The Board of Directors unanimously recommends you vote to select “ONE YEAR” on the proposal recommending the frequency of advisory votes on executive compensation.

CORPORATE GOVERNANCE

Board and Committee Meetings

As of February 28, 2013, the Board of Directors consisted of seven members.  During fiscal year 2013, the Board of Directors met 17 times.  Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Our Board of Directors has affirmatively determined that each of Messrs. Adams, Banker, Bernard, Palley,  Sellers and Steinberg qualifies as independent in accordance with the listing standards of the NASDAQ Global Market, except that Mr. Sellers would not be independent for purposes of serving on our Audit Committee due to his affiliation with Sellers Capital Master Fund, Ltd., our largest shareholder.  Mr. Weiser is an executive officer of the Company, and therefore Mr. Weiser is not an independent director.  The independent directors meet regularly in executive sessions, which take place at least twice a year.

Board Leadership Structure

The Board of Directors has determined that having a Chairman separate from the Chief Executive Officer is in the best interest of the Company and its shareholders at this time.  Separation of the Chairman and CEO position is viewed as a corporate governance “best practice” and the Board believes this structure provides for very effective monitoring and evaluation of executive performance.  Mr. Sellers, managing member of the Company’s largest shareholder, serves as Chairman of the Board of Directors.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Litigation Committee.  The current charters of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are available on our website located at www.prxi.com under the heading “Investor Relations” under the subheading “Corporate Governance.” In addition, our Code of Ethics is available on our website located at www.prxi.com under the heading “Investor Relations”.  The information contained on our website is not a part of this proxy statement.

Audit Committee

Our Audit Committee was formed in April 2006. The current members of the Audit Committee are Mr. Bernard (Chairman), Mr. Adams and Mr. Palley. Our Board of Directors has determined that all of the members of the Audit Committee are independent in accordance with the listing standards of the NASDAQ Global Market and applicable SEC rules. Our Board of Directors has designated Mr. Adams and Mr. Bernard, the Audit Committee Chairman, as “Audit Committee financial experts” under applicable SEC rules. See Proposal No. 1 for more information about Mr. Adams’ and Mr. Bernard’s background and experience.

Our Audit Committee serves as an independent and objective party to monitor our financial reporting process and internal control system; retains and pre-approves audit and any non-audit services to be performed by our independent registered accounting firm; directly consults with our independent registered public accounting firm; reviews and appraises the efforts of our independent registered public accounting firm; and provides an open avenue of communication among our independent registered public accounting firm, financial and senior management and the Board of Directors. The Audit Committee’s report relating to fiscal year 2013 is included in this proxy statement.

Compensation Committee

Our Compensation Committee was formed in April 2006. The current members of the Compensation Committee are Mr. Adams (Chairman), Mr. Banker and Mr. Steinberg. Our Board of Directors has determined that each of the members of our Compensation Committee is independent in accordance with the listing standards of the NASDAQ Global Market.  The Compensation Committee met seven times in fiscal year 2013.

Our Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our executive officers. Among its duties, our Compensation Committee determines the compensation and benefits paid to our executive officers, including our President and Chief Executive Officer.  While the Compensation Committee has the authority to retain compensation consultants and other advisors to the Committee, currently the Compensation Committee does not utilize the services of compensation consultants or other outside advisors.

Our Compensation Committee annually reviews and determines salaries, bonuses and other forms of compensation paid to our executive officers and management, approves recipients of stock option awards and other equity awards and establishes the number of shares and other terms applicable to such awards.

Our Compensation Committee also determines the compensation paid to our Board of Directors, including equity-based awards. More information about the compensation of our non-employee directors is set forth in the section of this proxy statement titled “Director Compensation.”

In addition, our Compensation Committee is responsible for reviewing and discussing with management the executive compensation disclosures that SEC rules require be included in our annual proxy statement and performing such other tasks that are consistent with its charter.

Our Compensation Committee has the authority to delegate any of its responsibilities to subcommittees that are composed entirely of independent directors, as the Chairman of the Compensation Committee may deem appropriate.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating committee was formed in April 2006. The current members of the Corporate Governance and Nominating Committee are Mr. Banker (Chairman) and Mr. Sellers. The Board of Directors has determined that each member of our Corporate Governance and Nominating Committee is independent in accordance with the listing standards of the NASDAQ Global Market.  The Corporate Governance and Nominating Committee met three times in fiscal year 2013.

Our Corporate Governance and Nominating Committee is charged with recommending the slate of director nominees for election to the Board of Directors, identifying and recommending candidates to fill vacancies on the Board, and reviewing, evaluating and recommending changes to our corporate governance processes. Among its duties and responsibilities, the Corporate Governance and Nominating Committee periodically evaluates and assesses the performance of the Board of Directors; reviews the qualifications of candidates for director positions; assists in identifying, interviewing and recruiting candidates for the Board; reviews the composition of each committee of the Board and presents recommendations for committee memberships; reviews the compensation paid to non-employee directors; and reviews and recommends changes to the charter of the Corporate Governance and Nominating Committee and to the charters of other Board committees.

The process to be followed by the Corporate Governance and Nominating Committee to identify and evaluate candidates includes (i) requests to Board members, our Chief Executive Officer, and others for recommendations, (ii) meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and (iii) interviews of selected candidates.

The Corporate Governance and Nominating Committee considers recommendations for nomination to the Board of Directors submitted by shareholders.

Our Bylaws set forth the requirements for the submission of such nominations by shareholders for election at a meeting of our shareholders. For a nomination to be made by a shareholder, such shareholder must have given timely notice in proper written form to us. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 45 days nor more than 60 days prior to the date of the meeting of shareholders.

To be in proper written form, a shareholder’s notice must set forth, as to each person whom the shareholder proposes to nominate for election as a director, the following information:

•	the name, age, business address and residence address of the person;
•	the principal occupation or employment of the person;
•	the class or series and number of shares of capital stock that are owned beneficially or of record by the person; and
•
any other information relating to the person that would be required to be disclosed in a proxy statement or in other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

In addition, as to the shareholder giving the notice, the notice must set forth:

•	the name and record address of such shareholder;
•	the class or series and number of shares of capital stock that are owned beneficially or of record by such shareholder;
•
a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

•	a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and
•
any other information relating to such shareholder that would be required to be disclosed in a proxy statement or in other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

Such notice must be accompanied by the written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Recommendations for nomination, together with appropriate biographical information, should be sent to the following address: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326, Attention: Secretary.  The qualifications of recommended candidates will be reviewed by the Corporate Governance and Nominating Committee.

In evaluating the suitability of candidates to serve on the Board of Directors, including shareholder nominees, the Corporate Governance and Nominating Committee seeks candidates who are independent pursuant to the listing standards of the NASDAQ Global Market and who meet certain selection criteria established by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole.

Litigation Committee

Our Litigation Committee was formed in February 2009. The current members of the Litigation Committee are Mr. Palley (Chairman), Mr. Bernard and Mr. Weiser.

The Litigation Committee is a standing committee of the Board formed to monitor significant litigation involving the Company.

Risk Oversight

The Board of Directors is responsible for the oversight of the Company’s risk management efforts.  While the full Board of Directors is ultimately responsible for this oversight function, individual committees may consider specific areas of risk from time to time as directed by the Board.  In addition, in accordance with applicable regulations and its charter, the Audit Committee periodically considers all financial risks of the Company.  Members of management responsible for particular areas of risk for the Company provide presentations, information and updates on risk management efforts as requested by the Board or a Board committee.

Shareholder Communications

Shareholders and other interested parties may send correspondence by mail to the full Board of Directors or to individual directors. Shareholders should address such correspondence to the Board of Directors or the relevant Board members in care of: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326, Attention: Secretary.

All such correspondence will be compiled by our Secretary and forwarded as appropriate. In general, correspondence relating to corporate governance issues, long-term corporate strategy or similar substantive matters will be forwarded to the Board of Directors, one of the committees of the Board, or a member thereof for review. Correspondence relating to the ordinary course of business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications are usually more appropriately addressed by the officers or their designees and will be forwarded to such persons accordingly.

Director Compensation

Our Board of Directors annually reviews and approves compensation for our non-employee directors. Generally, the Board of Directors sets director compensation at a level that is intended to provide an incentive for current directors to continue in their roles and for new directors to join our Board of Directors.

Director Compensation Plan

On April 23, 2009, our Board of Directors approved a new director compensation plan to attract and retain qualified directors to assist us in efforts to turnaround our the performance of our Company. Under the new plan, we pay an annual retainer of $90,000 to each of our non-employee directors, which is paid partly in equity and partly in cash. The purpose of the equity component is to better align the interests of our directors with those of our shareholders. The directors do not receive additional fees for attendance at Board or Board committee meetings.

 For the 2012 and 2013 calendar years, each non-employee director could elect to receive the annual retainer in either (a) $50,000 equity and $40,000 cash or (b) $30,000 equity and $60,000 cash. Equity compensation is in the form of restricted stock units granted under the 2009 Equity Incentive Plan and vesting on the earlier of (i) January 1 of the following year, (ii) a change-of-control, or (iii) the day when a director ceases to serve on our Board of Directors. If a director ceases to be a member of our Board of Directors, his restricted stock units will vest immediately and proportionately to the period of time served by the director during the year. The restricted stock units will be payable to the non-employee director, in shares of our common stock, within 20 days after becoming vested, and any units that do not vest will be forfeited. Cash compensation is paid monthly.

Since he joined the Board of Directors in 2008, Mr. Sellers has waived all compensation for his services as a director and as Chairman of the Board.

2013 Director Compensation Table

The following table sets forth information regarding the compensation of our non-employee directors for fiscal year 2013. Information about the compensation of Mr. Weiser for his services during fiscal year 2013 is fully reflected in the 2013 Summary Compensation table on page 19.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
William M. Adams	60,000	(3)	30,000	—	—	90,000
Douglas Banker	60,000	(3)	30,000	—	—	90,000
Ronald Bernard	60,000	(3)	30,000	—	—	90,000
Mark McGowan (4)	37,500	(3)	—	—	—	37,500
Stephen Palley	60,000	(3)	30,000	—	—	90,000
Mark A. Sellers (5)	—		—	—	—	—
Bruce Steinberg	60,000	(3)	30,000	—	—	90,000
____________

(1)
Represents the full grant date fair value, computed in accordance with FASB ASC Topic 718 as disclosed in footnote 1 to the 2013 Summary Compensation Table, of restricted stock units granted to directors on January 1, 2013.  The restricted stock units were granted in connection with our director compensation program, under which each director may annually elect to receive a portion of his annual retainer in restricted stock units.  Pursuant to their elections, for the 2013 calendar year Messrs. Adams, Banker, Bernard, Palley, and Steinberg received 11,033 restricted stock units on January 1, 2013.  For the 2012 calendar year, each of Messrs. Adams, Banker, Bernard, McGowan, Palley and Steinberg received 16,861 restricted stock units on January 1, 2012.  The pro-rated grant date fair value for the 2012 and 2013 awards that accrued over the 2013 fiscal year was $30,000 for Messrs. Adams, Banker, Bernard, Palley and Steinberg and $18,758 for Mr. McGowan.

(2)
We did not grant any stock option awards to our non-employee directors for fiscal year 2013 or fiscal 2012. As of February 28, 2013, Mr. Banker had a vested stock option for 75,000 shares of common stock at a strike price of $3.65 with an expiration date of January 27, 2016.

(3)	Represents the amount earned with respect to fiscal year 2013.
(4)	Mr. McGowan was appointed to the Board of Directors effective September 16, 2011 and resigned effective October 16, 2012.
(5)	Mr. Sellers has elected not to receive any compensation for his services as a Director or the Chairman of our Board of Directors.

Director Attendance at Annual Meetings

Our policy is that all directors, absent special circumstances, should attend our annual meeting of shareholders.  All directors and nominees named in our proxy statement for the 2013 Annual Meeting of Shareholders other than Mr. Steinberg were in attendance at that meeting.

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee: (i) was an officer or employee of ours or any of our subsidiaries during fiscal year 2013; (ii) was formerly an officer of ours or any of our subsidiaries; or (iii) had any relationship requiring disclosure in this proxy statement pursuant to SEC rules. In addition, none of our executive officers served: (i) as a member of the Compensation Committee (or any other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) as a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) as a member of the Compensation Committee (or any other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of our company.

EXECUTIVE OFFICERS

Samuel S. Weiser, age 53, serves as our President and Chief Executive Officer. Further information about Mr. Weiser is set forth in Proposal No. 1.

Michael J. Little, age 46, became our Chief Financial Officer on June 27, 2011 and our Chief Operating Officer on November 28, 2011.  Mr. Little was formerly a consultant with The Edge Group, LLC, a consulting practice specializing in strategic and tactical planning, acquisition services, complex financial modeling, investor presentations, organizational structure analysis, and new system implementation.  From 1997 through 2009, Mr. Little was employed by Feld Entertainment, a worldwide producer of live family entertainment, in various financial and strategic planning roles. He served as Chief Financial Officer of Feld Entertainment from 2004 to 2009.  Mr. Little received a Bachelor of Science degree from Towson State University and a Master of Science in Business from Johns Hopkins University.

John Norman, age 53, has served as President of Arts and Exhibition International, LLC (formerly PEM Newco, LLC), a subsidiary of Premier Exhibition Management, LLC, since June 25, 2012 and as President of Premier Exhibition Management, LLC since April 2, 2013.  Mr. Norman previously served as President of the Arts and Exhibitions International division of AEG Live, until the Company’s April 2012 acquisition of substantially all of its assets. Mr. Norman previously served as Co-President and Chief Operating Officer of Clear Channel Exhibitions, and prior thereto as Senior Vice President of SFX Entertainment.

EXECUTIVE COMPENSATION

Executive Compensation Overview

Fiscal 2013.  During fiscal 2013, the Board of Directors appointed our Interim Chief Executive Officer, Mr. Weiser, as the Chief Executive Officer of the Company and appointed John Norman as the President of our new Arts and Exhibitions International, LLC, exhibition subsidiary.  In connection with these two appointments the Compensation Committee negotiated new employment agreements with each.  During fiscal 2013, the Compensation Committee and the Company focused on several objectives:

•	to attract and retain talented individuals to lead the Company;
•	to emphasize at-risk components of compensation, in the form of performance-based annual incentives dependent upon annual financial goals or equity compensation with time based vesting;
•
to focus on pay for performance, by conditioning payment of any annual bonus components of individual executive employment agreements on specific and measurable achievement of the Company’s annual budget, other financial goals and specific business objectives; and

•	to retain flexibility to reward exceptional individual performance.

As we negotiated executive employment agreements and set incentive compensation targets, the Compensation Committee’s intent was to achieve these objectives while also focusing on the best interest of the Company and its shareholders by moving toward standardized executive agreements.  The focus on standardizing agreements has led to more consistent and rational severance and termination payment provisions, standard non-compete provisions, standard requirements of a release of claims upon termination and standardized benefit provisions.  In addition, the Compensation Committee only enters into employment agreements with double-trigger change in control provisions and does not provide excise tax gross up payments in conjunction with any change in control agreements or provisions.  All of these provisions add predictability to our executive compensation agreements and we believe better protect the interests of the Company.  Notwithstanding the desire for this standardization, the Compensation Committee has retained a focus on individually tailored incentive programs to more directly drive the achievement of the Company’s various goals.

To date, the level of total direct compensation in each executive employment agreement has been established on a case by case basis during negotiations with the executive candidate, based on comparable pay of similar executives in the industry, where available, and based on the competitiveness for executives in certain roles.  In certain areas of experience directly related to the exhibition business the competition for talent is of particular concern, and there are few available executives to fill these roles in the marketplace.  Due to these concerns and the limited public availability of compensation data on executives in the exhibition business, the Committee has not utilized formal benchmarking in establishing the executive compensation program.

While the Compensation Committee does not have an established policy to target specific components of executive compensation, during fiscal year 2013 the Committee generally targeted one-third of the executives’ total cash compensation as at-risk performance based compensation.

Fiscal 2014.  For fiscal 2014, the Compensation Committee has entered into amendments to our agreements with Mr. Weiser and Mr. Little.  These amendments are designed to recognize the performance of the executives, compensate Mr. Little for his additional role as Chief Operating Officer of the Company, provide additional grants in the form of stock options to further align the executives’ interests with those of shareholders and provide Mr. Weiser with an annual cash incentive opportunity consistent with that of the other officers of the Company.

Also in fiscal 2014, the Compensation Committee has adopted a policy to provide a provision in any new grant or agreement to provide the Company the ability to recover incentive plan awards where there is a material restatement resulting from any material noncompliance with the reporting requirements of the federal securities laws.  At the direction of the Compensation Committee after it has considered the costs and benefits of doing so, the Compensation Committee will seek to recover incentive compensation awarded or paid to an executive officer for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Where the result of a performance measure was considered in determining the compensation awarded or paid, but the incentive compensation is not awarded or paid on a formulaic basis, the Compensation Committee will determine in its discretion the amount, if any, by which the payment or award should be reduced. In addition, if an executive officer engaged in intentional misconduct that contributed to award or payment of incentive compensation to him or her that is greater than would have been paid or awarded in the absence of the misconduct, the Company may take other remedial and recovery action, as determined by the Compensation Committee.

Also in fiscal 2014, the Compensation Committee adopted a policy to prohibit the Company’s executive officers from entering into pledging or hedging transactions or positions regarding the Company’s securities.

The following section contains information on the compensation of our executive officers for fiscal year 2013. Throughout this proxy statement, the persons included in the 2013 Summary Compensation Table are referred to as our “named executive officers.”

2013 Summary Compensation Table

The table below presents information regarding the compensation for fiscal years 2013, 2012, and 2011 for our President and Chief Executive Officer, our Chief Financial Officer and Chief Operating Officer, our former chief executive officer, and all of our other executive officers employed by us at any time during fiscal year 2013. The individuals listed in the Summary Compensation Table are referred to collectively in this proxy statement as the “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Samuel S. Weiser (3)	2013	355,385 (8)	140,000 (9)	267,500(10)	430,000(11)		30,071	1,222,956
President and	2012	338,333		30,000			40,128	408,461
Chief Executive Officer
Michael J. Little (4)	2013	250,000				125,000(13)	45,589	420,589
Chief Financial Officer	2012	134,616	90,000 (12)		308,460		38,408	571,484
and Chief Operating
Officer
John Norman (5)	2013	235,077	30,392 (14)				7,461	272,930
President of Premier Exhibition Management LLC
Christopher J. Davino (6)	2013	57,523					148,136	205,659
Former President and	2012	290,000	122,500 (15)				41,854	454,354
Chief Executive Officer	2011	290,000	36,000				37,598	363,598
Robert Brandon (7)	2013	216,177					14,739	230,916
Former General Counsel	2012	247,385	61,250 (16)				17,946	326,580
and Senior Vice President	2011	241,631	20,000	86,400			17,525	365,556
of Business Affairs

(1)
The dollar value of restricted stock, stock appreciation rights and option grants represent the grant date fair value calculated  in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 10 (Stock Compensation) to the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2013.

(2)	The amounts in the All Other Compensation Column for fiscal year 2013 consist of the following compensation items:

Name	Year	Medical Insurance Premiums ($)	Auto Allowance ($)	Living and Commuting Allowance ($)	Relocation ($)	Unpaid Vacation ($)	Severance ($)	Consulting ($)	Total ($)
Samuel Weiser	2013	—	—	30,071	—	—	—	—	30,071
Michael Little	2013	16,014	—	29,575	—	—	—	—	45,589
Robert Brandon	2013	14,739	—	—	—	—	—	—	14,739
Christopher Davino	2013	3,136	—	—	—	—	145,000	—	148,136
John Norman	2013	7,461	—	—	—	—	—	—	7,461

The table above summarizes the amounts in the All Other Compensation Column for fiscal year 2013.  The All Other Compensation Column for fiscal 2012 includes medical insurance premiums of $9,072 for Mr. Little, $17,946 for Mr. Brandon, and $12,387 for Mr. Davino and living and commuting allowance of $40,128 for Mr. Weiser, $29,336 for Mr. Little, and $29,467 for Mr. Davino.  The All Other Compensation Column for fiscal year 2011 includes medical insurance premiums of $11,678 for Mr. Davino and $17,525 for Mr. Brandon and living and commuting allowance of $25,920 for Mr. Davino.

(3)
Mr. Weiser was appointed as our Interim Chief Financial Officer on May 19, 2011, after the end of fiscal year 2011, was appointed Interim President and Chief Executive Officer on November 28, 2011 and appointed President and Chief Executive Officer on June 29, 2012.

(4)	Mr. Little was appointed Chief Financial Officer on June 16, 2011 and became Chief Financial Officer and Chief Operating Officer on November 28, 2011.

(5)	Mr. Norman became President of our Arts and Exhibitions International, LLC, subsidiary on June 25, 2012, and President of our Premier Exhibition Management, LLC, subsidiary on April 2, 2013.
(6)
Mr. Davino served as our President and Chief Executive Officer from September 3, 2009, to November 28, 2011 and as President of our subsidiary, RMS Titanic, Inc., from November 28, 2011, to April 30, 2012.

(7)
Mr. Brandon was appointed as our General Counsel and Vice President of Business Affairs on October 23, 2009.  He was appointed General Counsel and Senior Vice President of Business Affairs on February 16, 2012.  He resigned from his positions as General Counsel and Senior Vice President of Business Affairs on January 4, 2013.

(8)
The amount in this column reflects (a) salary paid to Mr. Weiser for his service as our President and Chief Executive Officer, (b) payments to Mr. Weiser for his services as an interim officer pursuant to a consulting agreement with Foxdale Management, LLC, as more fully described under Related Party Transactions on page 27 of this Proxy Statement and (c) fees paid in cash to Mr. Weiser for his service as a director of the Company.  Pursuant to his employment agreement with the Company, Mr. Weiser waived his director fees beginning June 29, 2012.  For calendar year 2012, Mr. Weiser elected to receive his director fees $30,000 in restricted stock units and $60,000 in cash.

(9)
The Compensation Committee awarded Mr. Weiser a discretionary cash bonus of $140,000 based on fiscal year 2013 performance.  The bonus is reflected in the amendment to the employment agreement between the Company and Mr. Weiser, dated June 12, 2013.

(10)
For 2013, this column reflects the value of restricted stock units awarded to Mr. Weiser pursuant to his employment agreement, which vest over a multi-year period.  For 2012, this amount reflects the grant date fair value of 16,861 restricted stock units granted to Mr. Weiser for his service as a director of the Company on January 1, 2012.  Mr. Weiser waived his director fees beginning June 29, 2012 when he entered into his employment agreement.  At that time 8,384 of the restricted stock units granted on January 1, 2012, vested and the remaining 8,477 restricted stock units were forfeited.

(11)
For 2013, this column reflects the value of stock appreciation rights awarded to Mr. Weiser pursuant to his employment agreement, which vest and are exercisable over a multi-year period.  The value of the stock options was calculated in accordance with FASB ASC Topic 718 using the Black-Scholes pricing model.

(12)
Pursuant to Mr. Little’s employment agreement, he has the opportunity to receive a discretionary bonus of up to 50% of his base salary annually.  The actual bonus paid for Mr. Little’s fiscal year 2012 performance was $90,000.

(13)
For fiscal 2013, the Compensation Committee established a bonus opportunity for Mr. Little under the Premier Exhibitions, Inc. Annual Incentive Plan of up to 50% of his base salary, in lieu of the discretionary bonus opportunity provided in his employment agreement.  Mr. Little earned his full bonus award in 2013.

(14)
Pursuant to his employment agreement with the Company, Mr. Norman has a formulaic bonus opportunity for the period June, 25, 2012 through June 25, 2013.  While that bonus award has not been paid as of the date of this proxy statement, the amount reported for fiscal 2013 is the estimated portion of the earned bonus attributable to fiscal 2013.

(15)
Pursuant to Mr. Davino’s employment agreement, he had the opportunity to receive a discretionary bonus of up to 50% of his base salary annually.  For fiscal year 2011, the Compensation Committee set performance targets under the Premier Exhibitions, Inc. Annual Incentive Plan for a cash incentive opportunity in lieu of a discretionary bonus.  No bonus was paid under the terms of this grant.  In August 2011, the Compensation Committee paid Mr. Davino a discretionary bonus of $72,500, as several of the performance objectives for fiscal year 2011 were met during fiscal 2012.  Also included in this figure is the discretionary bonus paid for Mr. Davino’s fiscal year 2012 performance, which was $50,000.

(16)
Pursuant to Mr. Brandon’s employment agreement, he had the opportunity to receive a discretionary bonus of up to 25% of his base salary annually.  The actual bonus paid for Mr. Brandon fiscal year 2012 performance was $61,250, as reported on a Form 8-K dated August 28, 2012.

2013 Grants of Plan-Based Awards

The following table shows grants of plan-based awards to our executive officers during fiscal year 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units: (#)	All Other Option Awards: Number of Securities Underlying Options: (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Samuel S. Weiser					99,074(1)	250,000(2)	2.70	697,500(3)
Michael J. Little		0	125,000(4)	125,000
John Norman
Christopher J. Davino
Robert Brandon

(1)
Represents restricted stock units granted to Mr. Weiser pursuant to his agreement dated June 29, 2012, as more fully described under Employment Agreements. Of the restricted stock units, 79,681 vested immediately and the remainder vest monthly in 29 equal parts thereafter.

(2)
Represents stock appreciation rights granted to Mr. Weiser pursuant to his agreement dated June 29, 2012, as more fully described under Employment Agreements.  The stock appreciation rights have a grants price of $2.70 and expire five years after the date of grant.  Of the stock appreciation rights, 48,611 vested immediately and the remainder vest monthly in 29 equal parts thereafter.

(3)
Represent the grant date fair value calculated  in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 10 (Stock Compensation) to the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2013.  These amounts are included in the 2013 Summary Compensation Table.

(4)
For fiscal 2013, the Compensation Committee established a bonus opportunity for Mr. Little under the Premier Exhibitions, Inc. Annual Incentive Plan of up to 50% of his base salary, in lieu of the discretionary bonus opportunity provided in his employment agreement.  The target award was the maximum bonus opportunity.  Mr. Little earned his full bonus award in 2013.

Outstanding Equity Awards at Fiscal Year End

The following table shows information regarding our named executive officers’ outstanding equity-based awards as of February 28, 2013.

	Option Awards				Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)
Samuel S. Weiser	104,171	145,829(2)	$2.70	6/29/2017	14,041(3)	$32,294
Michael J. Little	166,664	133,336(4)	$1.66	6/27/2016
Robert A. Brandon
Christopher J. Davino	267,949(5)		$0.69	9/3/2019
John Norman

(1)	The market value of shares reported in this column is based on the closing market price of our common stock of $2.30 per share on February 28, 2013, which was the last trading day of fiscal year 2013.

(2)	These stock appreciation rights vest between March 31, 2013 and November 30, 2014, pro rata each month.

(3)	These restricted stock units vest between March 31, 2013 and November 30, 2014, pro rata each month.

(4)	These options vested one-third on June 27, 2012, with the remaining two-thirds vesting in 24 equal parts each month thereafter.

(5)	These options vested April 30, 2012, upon the termination of Mr. Davino’s employment agreement.

NARRATIVE TO EXECUTIVE COMPENSATION TABLES

Historically, the Company has entered into employment agreements with our executive officers, and the Company entered into employment agreements with Mr. Weiser and Mr. Norman in fiscal year 2013.  As we hire additional executive officers, we expect that we will provide these new hires with employment agreements on competitive terms as well.

Our Compensation Committee believes that equity-based awards are essential to align the interests of our executive officers with the interests of our shareholders.  The Premier Exhibitions, Inc. 2009 Equity Incentive Plan provides a mechanism for making equity awards to directors, executive officers and other employees of the Company.  The 2012 shareholder approved amendments to the 2009 Equity Incentive Plan provided additional shares to ensure that the Compensation Committee can continue to use equity-based awards to achieve this key objective of our compensation programs.

In addition, the Company’s employment agreements generally provide for cash bonuses to executives to be determined by the Compensation Committee based on a formula or other criteria.  The Compensation Committee awards all bonuses, including the discretionary bonuses provided in certain executive employment agreements, based on a determination of Company and executive performance.  In November 2010 the Board of Directors also adopted the Premier Exhibitions, Inc. Annual Incentive Plan to provide a program for annual performance-based cash bonus opportunities for executives and other employees.  While in some cases individually negotiated employment agreements provide for a formulaic bonus, in general the employment agreements provide for a maximum bonus opportunity, which is then awarded with performance criteria set under the Annual Incentive Plan.  In fiscal year 2013, the Compensation Committee established a cash incentive opportunity for Mr. Little under the Annual Incentive Plan.  Pursuant to the grant, Mr. Little could receive up to a maximum of $125,000, or 50% of his base salary, which was also the target bonus.  50% of the bonus was based on achievement of a $6.7 million adjusted EBITDA for fiscal 2013 and 50% was based on the performance of the finance and operations departments based on the Company’s strategic business goals.  Because Mr. Little achieved these objectives and the Company reported an adjusted EBITDA of $7.8 million, he was awarded his full bonus in the amount of $125,000.  Also in fiscal year 2013, the Compensation Committee approved an employment agreement for Mr. Norman, which includes a formulaic cash bonus based on performance.  Pursuant to the agreement, Mr. Norman has the opportunity to earn an annual cash bonus of up to 100% of his base salary.  The bonus is calculated as (a) 15% of the management fee earned by Arts and Exhibitions International, LLC, above the minimum management fee earned pursuant to its agreement with AEG Live, LLC, plus (b) 10% of the gross profit of Arts and Exhibitions International, LLC, that is based on new content, plus (c) 2.5% of the annual EBITDA of Premier Exhibition Management, LLC.  For the portion of fiscal 2013 Mr. Norman was employed by the Company, he earned a bonus of approximately $30,392.  While Mr. Weiser’s employment agreement did not include a cash bonus for fiscal 2013, subsequent to the end of the fiscal year the Compensation Committee entered into an amendment to Mr. Weiser’s employment agreement which included a cash bonus of $140,000 for fiscal 2013, reflecting the Company’s operating and financial performance during that period.  The determination of this bonus amount reflected the Committee’s evaluation of Mr. Weiser’s performance for 2013 and the Company’s achievement of a $7.8 million adjusted EBITDA, which exceeded both the budgeted $6.7 million adjusted EBITDA for fiscal 2013 and adjusted EBITDA of $1.2 million in fiscal 2012.  Beginning in fiscal year 2014, Mr. Weiser’s bonus opportunity and criteria will be established under the Annual Incentive Plan and his bonus opportunity is set at 50% of base salary.

Annual Base Salary as a Percent of Total Compensation

Annual base salaries paid to our named executive officers for fiscal year 2013 are shown in the 2013 Summary Compensation Table.

For fiscal year 2013, the salary paid to each of our current named executive officers constituted the following percentage of each executive’s total compensation: Mr. Weiser 29%; Mr. Little 59%; and Mr. Norman 86%.

Employment Agreements

Set forth below are summaries of the key terms of our employment agreements with our current executive officers.  The persons listed in the 2013 Summary Compensation Table that are no longer employed by the Company received compensation pursuant to employment agreements that have been summarized in prior filings made by the Company with the SEC.

The employment agreements with our existing officers are as follows:

Samuel S. Weiser. Effective June 29, 2012, the Company entered into an employment agreement with Mr. Weiser.  On June 12, 2013, the employment agreement was amended by the Company and Mr. Weiser.  The amended employment agreement provides for Mr. Weiser’s employment for an indefinite term as President and Chief Executive Officer of the Company.  The employment agreement may be terminated by either party at any time, subject to certain severance provisions provided in the Agreement.  Pursuant to the agreement, the Company will pay Mr. Weiser a salary of $360,000 per year with annual cost of living increases of 2.5% beginning in fiscal 2015.  Mr. Weiser is also eligible for a cash bonus of up to 50% of his base salary.  In addition, pursuant to the 2012 agreement, Mr. Weiser received 250,000 stock appreciation rights and 99,074 restricted stock units under the Premier Exhibitions, Inc. 2009 Equity Incentive Plan.  48,611 stock appreciation rights and 79,681 restricted stock units vested immediately, with the remainder vesting in 29 equal parts each month thereafter.  The stock appreciation rights will be settled in cash, and expire five years from the date of grant.  The restricted stock units will be settled in stock.  Mr. Weiser also will receive an option pursuant to the 2013 amendment to purchase 150,000 shares of common stock under the Premier Exhibitions, Inc. 2009 Equity Incentive Plan, to vest one-third on each of the first three anniversaries of the grant date.  The options expire five years from the date of grant and will have an exercise price equal to the stock price on the date of grant. Upon a termination without cause or by Mr. Weiser for good reason, as such terms are defined in the employment agreement. Mr. Weiser would be entitled to 12 months salary as severance plus vesting of his equity awards.

Michael J. Little. Effective June 27, 2011, the Company entered into an employment agreement with Mr. Little.  On June 12, 2013, the employment agreement was amended by the Company and Mr. Little.  The amended employment agreement provides for Mr. Little’s employment for an indefinite term as Chief Financial Officer and Chief Operating Officer of the Company.  The employment agreement may be terminated by either party at any time, subject to certain severance provisions provided in the Agreement.  Pursuant to the agreement, the Company will pay Mr. Little a salary of $280,000 per year.  Mr. Little is also eligible for a cash bonus of up to 50% of his base salary.  In addition, Mr. Little received an option in 2011 to purchase 300,000 shares of common stock under the Premier Exhibitions, Inc. 2009 Equity Incentive Plan, to vest one-third on June 27, 2012, with the remaining two-thirds vesting in 24 equal parts each month thereafter.  Mr. Little also will receive an option pursuant to the 2013 amendment to purchase 100,000 shares of common stock under the Premier Exhibitions, Inc. 2009 Equity Incentive Plan, to vest one-third on each of the first three anniversaries of the grant date.  In each case, the options expire five years from the date of grant and have an exercise price equal to the stock price on the date of grant. Upon a termination without cause or by Mr. Little for good reason, as such terms are defined in the employment agreement, Mr. Little would be entitled to 12 months salary as severance plus vesting of his equity awards.

 John Norman.  Effective June 25, 2012, the Company entered into an employment agreement with Mr. Norman.  The employment agreement provides for Mr. Norman’s employment for a two year term as President of Arts and Exhibitions International, LLC (formerly PEM Newco, LLC).  The Agreement may be terminated by either party at any time, subject to certain severance provisions provided in the Agreement.  Pursuant to the agreement, the Company will pay Mr. Norman a salary of $320,000 per year.  In addition, Mr. Norman has the opportunity to earn an annual cash bonus of up to 100% of his base salary.  The bonus is calculated as (a) 15% of the management fee earned by Arts and Exhibitions International, LLC, above the minimum management fee earned pursuant to its agreement with AEG Live, LLC, plus (b) 10% of the gross profit of Arts and Exhibitions International, LLC, that is based on new content, plus (c) 2.5% of the annual EBITDA of Premier Exhibition Management, LLC.  Upon a termination without cause or by Mr. Norman for good reason, as such terms are defined in the Norman Agreement, Mr. Norman would be entitled to six months salary as severance.

Potential Payments Upon Termination or Change in Control

For a description of the potential payments to Mr. Weiser, Mr. Little and Mr. Norman in the case of a change in control, please see the section of this proxy statement titled “Employment Agreements” on page 24.  Our employment agreements provide for payment in the case of a change in control only if the change in control results in a termination without cause or by the executive for good reason, as defined in the applicable employment agreement.

Mr. Davino served as our President of RMS Titanic, Inc., until April 30, 2012.  Pursuant to his employment agreement, in fiscal 2013, Mr. Davino was paid a severance payment of $145,000 and his unvested stock options vested upon the termination of his employment.  Mr. Brandon served as our General Counsel and Senior Vice President – Business Affairs until January 4, 2012.  Mr. Brandon was not entitled to a severance payment upon the expiration of his employment agreement on that date.

Pursuant to the Company’s Amended and Restated 2004 Stock Option Plan, upon the effective date of a change-of-control of the Company, our Board of Directors may declare that each option granted under these plans shall terminate as of a date fixed by the Board. Each named executive officer would then have the right, during the period of 30 days preceding such termination, to exercise his or her options as to all or any part of the shares of stock covered by the options.

Pursuant to our Amended 2009 Equity Incentive Plan, upon the effective date of a change in control, all awards that are not assumed, converted or replaced by the resulting entity in the change in control will become exercisable and vest immediately, and all performance criteria will be deemed to be satisfied at target levels.  At the option of the Company, the awards may instead be terminated and the value of each paid in cash to the grantee of the award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Except as indicated otherwise, the following table sets forth certain information, as of June 21, 2013, regarding the beneficial ownership of our common stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our common stock;
•	each of our current directors, nominees for directors and executive officers; and
•	all of our directors and executive officers as a group.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares (#)	Percentage of Class (%) (1)
More than 5% Shareholders:
Sellers Capital Master Fund, Ltd. (2)	21,721,624	43.8%
Greggory Schneider (3)	3,037,500	6.1%
Directors, Director Nominees and Executive Officers:
William M. Adams (4)	83,161	*
Douglas Banker (4)(5)	141,862	*
Ronald Bernard (4)	48,763	*
Robert A. Brandon (6)	75,000	*
Christopher Davino (7)	0	*
Michael J. Little (8)	210,333	*
Stephen Palley (4)	48,763	*
Mark A. Sellers (2)	21,721,624	43.8%
Bruce Steinberg (4)	76,161	*
Samuel S. Weiser (4)(9)	134,687	*
Directors and executive officers as a group (10 persons)(10)	22,540,354	45.4%

(1)
As reported by such persons as of June 21, 2013, with percentages based on 49,340,311 shares of our common stock issued and outstanding, except as indicated otherwise and except where the person has the right to acquire shares within the next 60 days (as indicated in the other footnotes to this table), which increases the number of shares beneficially owned by such person and the number of shares outstanding. We have determined beneficial ownership in accordance with the SEC’s rules. Under such rules, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that shareholder. We have omitted percentages of less than 1% from the table (indicated by *).

(2)
This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13D/A filed with the SEC by Sellers Capital Master Fund, Ltd., Sellers Capital LLC, and Mark A. Sellers on October 19, 2009. Each reporting person reports shared voting and dispositive power with respect to 21,721,624 of such shares. Mark A. Sellers is the managing member of Sellers Capital LLC, which is the investment manager to and general partner of Sellers Capital Master Fund, Ltd.  Mr. Sellers disclaimed beneficial ownership of shares of our common stock, except to the extent of his pecuniary interest therein.  The principal business office of Sellers Capital Master Fund, Ltd. is c/o M&C Corporate Services, Ugland House, South Church Street, P.O. Box 309 GT, George Town, Grand Cayman, Cayman Islands. The principal business office of Sellers Capital LLC and Mark A. Sellers is 200 S. Wacker Drive, Suite 3100, Chicago, Illinois 60606.

(3)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13D/A filed with the SEC by Greggory Schneider on December 21, 2012. The reporting person reports sole voting and dispositive power with respect to the shares. The principal business address of Mr. Schneider is 10445 Wilshire Blvd. #1806, Los Angeles, California 90024.

(4)
The number shown does not include 11,033 restricted stock units granted to each of our non-employee directors (other than Mr. Sellers) on January 1, 2013. These units will vest and will be paid in shares of common stock on January 1, 2014.

(5) (6)
This number includes presently exercisable options to purchase 75,000 shares of common stock.

Mr. Brandon is no longer an officer of the Company, so stock ownership information is based upon information available to the Company.

(7)	Mr. Davino is no longer an officer or director of the Company, so stock ownership information is based upon information available to the Company.
(8)	The number shown includes presently exercisable options to purchase 200,000 shares of common stock and options to purchase 8,333 shares of common stock which will be exercisable within 60 days.

(9)	The number includes 1,338 restricted stock units which will vest and be settled in shares of common stock within 60 days.

(10)	Represents beneficial ownership of our common stock held by our current directors and executive officers as a group as of June 21, 2013.

Changes in Control

We are not aware of any arrangement that might result in a change-of-control in the future.

Sellers Capital, our largest shareholder, purchased from us convertible notes in the principal amount of $6.0 million on May 6, 2009 and convertible notes in the principal amount of $5.55 million on June 15, 2009. The financing was approved by the Company’s Board of Directors, upon the recommendation of its Financing and Strategic Alternatives Committee, which was charged with considering the transaction and other possible financing transactions available to us. These transactions were approved by shareholders at the 2009 annual meeting.  On September 30 and October 1, 2009, the Company exercised its rights pursuant to the agreement to convert the notes to shares of the Company’s common stock.  A total of 16,328,976 shares of the Company’s common stock was issued in accordance with this conversion, which includes the outstanding Convertible Notes principal plus accrued interest at a conversion price of $0.75 per share. The common stock shares are not registered; however, the holders have rights to require the Company to register the shares.  As a result of this transaction, Sellers Capital owns approximately 44% of the Company’s common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and greater-than-10% shareholders to file with the SEC reports of ownership and changes in ownership regarding their holdings in the Company.

Based solely on the copies of the reports filed with the SEC, we believe that during fiscal year 2013 all of our directors, officers and greater-than-10% shareholders timely complied with the filing requirements of Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

On February 2, 2009, the Company entered into a month to month consulting agreement with Foxdale Management, LLC and Mr. Samuel Weiser whereby Mr. Weiser has provided advice and other consulting services to the Company at a rate which was originally not to exceed $20,000 per month and amended in January 2011 not to exceed $25,000 per month. This agreement was filed by the Company as an exhibit to its Form 10-Q dated July 10, 2009. Beginning in May 2011 and through June 27, 2011, Mr. Weiser was compensated pursuant to this agreement for the services he provided as Interim Chief Financial Officer. Mr. Weiser was not eligible for a cash bonus, equity grants applicable to employees or employee benefits, but continued to receive compensation for his service as a director.  Beginning November 28, 2011, and through June 29, 2012,  Mr. Weiser was compensated pursuant to this agreement for the services he provided as Interim President and Chief Executive Officer. Mr. Weiser was not eligible for a cash bonus, equity grants applicable to employees or employee benefits, but continued to receive compensation for his service as a director.  Mr. Weiser earned and was paid a total of $295,000 for consulting services in fiscal year 2012 and $100,000 for consulting services in fiscal year 2013.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Pursuant to policies and procedures adopted by our Board of Directors, our Audit Committee or our full Board of Directors reviews and approves in advance all relationships and transactions in which the Company and our directors or executive officers, or their immediate family members, are participants. All existing related party transactions are reviewed at least annually by our Audit Committee or our full Board of Directors. Any director or officer with an interest in a related party transaction is expected to recuse himself or herself from any consideration of the matter.

During its review of such relationships and transactions, our Audit Committee or our full Board of Directors considers the following:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including the amount and type of transaction;
•	the importance of the transaction to the related person and to the Company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•	any other matters the Committee deems appropriate.

In addition, to the extent that the transaction involves an independent director, consideration is also given, as applicable, to the listing standards of the NASDAQ Global Market and other relevant rules related to independence.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly changes in cumulative total shareholder return on shares of our common stock with the cumulative total return of the Standard & Poor's 600 Small Cap Index and the Russell 3000® Index.  In each case, we assumed an initial investment of $100 on February 28, 2008.  Each subsequent date on the chart represents the last day of the indicated fiscal year.  Total returns assume the reinvestment of all dividends.  Our stock performance may not continue into the future with the trends similar to those depicted in this graph.  We neither make nor endorse any predictions as to our future stock performance.

	2/28/08	2/29/09	2/28/10	2/28/11	2/28/12	2/29/13
Premier Exhibitions, Inc.	100	16	25	34	48	45
Standard & Poor's 600 Small Cap Index	100	55	89	116	121	136
Russell 3000® Index	100	55	86	107	111	126

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In order to reduce costs and in accordance with SEC rules, we deliver only one proxy statement and Annual Report to multiple shareholders sharing an address, unless we receive contrary instructions from one or more of such shareholders. Notwithstanding the foregoing, we will deliver promptly, upon written or oral request to the Company at the telephone number and address noted below, a separate copy of our proxy statement and Annual Report to each shareholder at a shared address to which a single copy of the documents are delivered. Shareholders who wish to receive a separate copy of our proxy statement and Annual Report in the future should contact the Company by calling (404) 842-2600 or writing, Attn: Secretary, at 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326. Shareholders sharing an address who currently receive multiple copies of proxy statements and annual reports, but who wish to receive only a single copy of such materials, can request that only a single copy be provided by contacting the Company at the same number or address.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Proposals Submitted for Inclusion in Our Proxy Materials

We will include in our proxy materials for our 2014 annual meeting of shareholders shareholder proposals that comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Among other things, Rule 14a-8 requires that we receive such proposals no later than 120 days prior to the one-year anniversary of this proxy statement. Thus, for the 2014 annual meeting of shareholders, we must receive shareholder proposals submitted for inclusion in our proxy materials no later than February 28, 2014. We will not include in our proxy materials shareholder proposals received after that date. Shareholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326, Attention: Secretary.

Proposals Not Submitted for Inclusion in Our Proxy Materials

Shareholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act, as described above, may be brought before the 2014 annual meeting in accordance with our Bylaws. Our Bylaws describe the information required in any such notice and also require that we receive notice of such proposals not less than 45 days nor more than 60 days prior to the date of the annual meeting. Thus, for the 2014 annual meeting, assuming that it is held on Thursday, August 28, 2014, we must receive shareholder proposals that are not submitted for inclusion in our proxy materials between June 29, 2014 and July 14, 2014. In accordance with our Bylaws, we will not permit shareholder proposals that do not comply with the foregoing notice requirement to be brought before the 2014 annual meeting of shareholders. Shareholder proposals that are not submitted for inclusion in our proxy statement should be mailed to the following address: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326, Attention: Secretary.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

  BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Samuel S. Weiser

Samuel S. Weiser
President and Chief Executive Officer
Atlanta, Georgia
June 28, 2013

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on August 28, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Premier Exhibitions, Inc in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 28, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 William M. Adams II 02 Douglas Banker 03 Ronald C. Bernard 04 Stephen W. Palley 05 Mark A. Sellers
06 Bruce D. Steinberg 07 Samuel S. Weiser

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Proposal to ratify the selection of Cherry, Bekaert & Holland, L.L.P., as our independent registered public accounting firm for the fiscal year ending February 28, 2014.	☐	☐	☐
3. Proposal to approve, by non-binding vote, executive compensation as disclosed in the proxy statement for the 2013 Annual Meeting of Shareholders.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. Proposal to recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of directors, FOR proposals 2 and 3 and "one year" on Proposal 4. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000182483_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

PREMIER EXHIBITIONS, INC.
Annual Meeting of Shareholders
August 29, 2013 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Samuel S. Weiser and Michael J. Little, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Premier Exhibition, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 am Eastern Time on August 29, 2013, at the Courtyard by Marriott-Buckhead, 3332 Peachtree Road, NE., Atlanta GA 30326.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3 AND ONE YEAR ON PROPOSAL 4.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000182483_2 R1.0.0.51160